Exhibit 99.1

Contact: Barrier Therapeutics, Inc. Anne M. VanLent EVP & CFO (609) 945-1202 Lazar Partners Ltd. Gregory Gin, Investor Relations (212) 867-1762	PRESS RELEASE 600 College Road East Suite 3200 Princeton, New Jersey 08540 Telephone 609.945.1200 Facsimile 609.945.1212

COMPANY CONFIDENTIAL DRAFT

Barrier Therapeutics Announces Fourth Quarter and Full Year 2007

Financial Results

Q4 2007 Total Revenues increase 29% over Q3 to $9.7 million;

Full Year 2007 Total Revenues $24.1 million, an increase of 257% over 2006

Princeton, N.J., February 28, 2008 – Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company that develops and markets dermatology products, today announced its financial results for the fourth quarter and year ended December 31, 2007. Total revenues increased to $9.7 million for the fourth quarter of 2007 from $7.5 million in the third quarter of 2007, which represents 29% sequential growth. Net loss for the fourth quarter of 2007 of $10.1 million, or $0.29 per share, represents a decline of $2.4 million, or 19% from the net loss of $12.5 million, or $0.41 per share in the third quarter of 2007.

Total revenues for the full year 2007 were $24.1 million, up $17.3 million from 2006, due primarily to increased U.S. sales of Vusion® and Xolegel®. The Company reported a net loss for the full year of 2007 of $53.7 million, or $1.74 per share, compared to a net loss of $52.7 million, or $2.06 per share, for the full year 2006. The increase in revenues and related gross margins reported for 2007 as compared to 2006 were offset by the increases in related sales and marketing expenses and research and development expenses. The Company believes that its expense structure stabilized in the latter part of 2007 and future increases in revenues and gross margins should result in lower net losses in 2008 and beyond. Included in the net loss for 2007 and 2006 was $4.6 million, or $0.15 per share, and $5.3 million, or $0.21 per share, respectively, of stock based compensation expense.

“We are pleased with the results of the fourth quarter as revenues have grown in line with our expectations and we are confident that we will continue to build upon this commercial success,” said Dr. Geert Cauwenbergh, Chief Executive Officer. In addition, our pipeline progressed during the quarter, as we announced positive key safety data on Oral Pramiconazole and completed dosing for our Hyphanox™ Phase 3 trial in onychomycosis. We expect to complete the Hyphanox study and announce the results later this year.”

“We expect that continued revenue growth during this year, together with a stabilized expense structure and controlled R&D spending will result in lower losses in 2008,” said Al Altomari, Chief Operating Officer of Barrier Therapeutics. “We will also continue to seek opportunities to further leverage our commercial infrastructure, and pursue value-added strategic partnerships to fund our pipeline assets, as we drive the business toward positive cash flow.”

Cash, cash equivalents and marketable securities as of December 31, 2007 were $48.5 million. Net cash usage was $7.3 million for the quarter.

Barrier Therapeutics Announces Fourth Quarter and Full Year 2007 Financial Results	Page 2 of 7

Recent Operational Update

In January 2008, the Company announced that Mr. Alfred Altomari, the Chief Operating Officer of the Company, will become Chief Executive Officer on March 31, 2008, succeeding Dr. Geert Cauwenbergh, Founder and current Chief Executive Officer.

In November 2007, the Company announced positive results of a key safety, dose escalation study with its novel oral antifungal agent, Pramiconazole. No clinically relevant changes were seen in any of the 32 healthy volunteers dosed with up to 6 grams of Oral Pramiconazole given over a five-day period, as compared to placebo. The total of 6 grams administered over five days is 30 times higher than the single weekly dose of 200 mg of Oral Pramiconazole that is being used in a Phase 2a study in toenail onychomycosis (nail fungus) currently underway in Europe.

Full Year 2008 Financial Guidance

Barrier Therapeutics reaffirms its Full Year 2008 Financial Guidance:

•	Total revenues are expected to increase to between $46 million to $50 million;

•	Research and development spending is expected to be in the range of $24 million to $26 million;

•	Selling, general and administrative expenses are expected to be in the range of $54 million to $56 million; and

•

Total 2008 net loss should decline from 2007 by approximately $20 million, or 40%, to a range of $30 million to $35 million. Financial guidance includes an estimated $5 million of stock based compensation expense.

Fourth Quarter 2007 Financial Results

For the quarter ended December 31, 2007, Barrier reported total net revenues of $9.7 million, an increase of $6.6 million over the same period in 2006. Net U.S. product revenues in the fourth quarter of 2007 were $9.4 million, an increase of $7.2 million from the same period in 2006. The increase in U.S. product revenues was primarily due to increased price and volume growth for Vusion and Xolegel, which were launched in the second and fourth quarters of 2006, respectively. International product revenues relate primarily to our now discontinued Canadian sales operations. Net product revenues are detailed in the table below:

Net Product Revenues	Q4 2007	Q4 2006
Vusion®	$7,892	$1,669
Xolegel®	1,275	130
Solagé®	253	436
U.S. Net Product Revenues	$9,420	$2,235

International	51	235
Total Net Product Revenues	$9,471	$2,470

Gross margin on product revenues was 85% for the fourth quarter of 2007 and 2006. Cost of product revenue for the quarter included a one time $0.6 million charge related to an international manufacturing commitment. In the fourth quarter gross margin on U.S. product revenues was 92% as compared to 87% for the fourth quarter of 2006. This increase in gross margin is the result of both higher net prices and improved leverage on fixed expenses.

Research and development expenses for the fourth quarter of 2007 totaled $5.8 million, down $3.7 million from the same period in 2006. Decreased spending in 2007 resulted primarily from lower

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clinical and preclinical spending on Rambazole™ and Oral Pramiconazole partially offset by increased Hyphanox spending related to our ongoing Phase 3 study. Research and development expenses for the fourth quarters of 2007 and 2006 include stock based compensation expense of ($0.3) million and $0.4 million, respectively.

Selling, general and administrative expenses totaled $14.1 million for the fourth quarter of 2007, compared with $9.4 million in the same period in 2006. Selling expenses were $4.6 million, an increase of $1.4 million from the fourth quarter of 2006 due to higher sales force costs and third party co-promotion services for Vusion. Brand marketing and other commercial expenses were $6.8 million in the fourth quarter of 2007, up $3.6 million from 2006, reflecting increased spending for our direct to consumer television campaign for Vusion. Corporate expenses totaled $1.9 million, which was relatively flat as compared to the same period in 2006. Selling, general and administrative expenses for the fourth quarter of 2007 and 2006 include stock based compensation expense of $0.8 million and $1.2 million, respectively.

Net interest income for the fourth quarter of 2007 totaled $0.5 million, a decrease of $0.2 million from the same period in 2006 due to lower average balances for cash and marketable securities and interest expense on debt. Income tax benefits of $1.1 million and $0.7 million in 2007 and 2006, respectively, represent the net proceeds from the sale of a portion of unused prior years’ New Jersey State net operating loss carryforwards.

Net loss for the fourth quarter of 2007 was $10.1 million, or $0.29 per share, compared to a net loss of $14.8 million, or $0.51 per share, for the fourth quarter of 2006. The net losses for the fourth quarter of 2007 and 2006 included $0.5 million, or $0.01 per share and $1.5 million, or $0.05 per share, respectively, of stock based compensation expense. Stock based compensation expense was down from 2006 due to an adjustment for forfeitures.

Full Year 2007 Financial Results

Total revenues for the full year of 2007 were $24.1 million, an increase of $17.3 million from $6.7 million for the full year of 2006, as a result of increased product revenues partly offset by $0.3 million lower grant revenue. Net product revenues increased $17.7 million primarily due to Vusion and Xolegel sales. Annual net product revenues are detailed as follows:

($ in 000s)	Full Year 2007	Full Year 2006

Net Product Revenues
Vusion®	$18,133	$3,765
Xolegel®	3,928	130
Solagé®	994	1,436

U.S. Net Product Revenues	23,055	5,331

International	464	522

Total Net Product Revenues	$23,519	$5,853

Gross margin for product revenues was 86% for the full year 2007 as compared to 76% for 2006. This increase in gross margin is the result of both higher net prices and improved leverage on fixed expenses.

Research and development expenses for 2007 totaled $27.9 million, a $2.0 million increase from $25.9 million in 2006. Development costs for Hyphanox totaled $9.2 million, up $6.6 million from 2006 primarily related to the Phase 3 study in onychomycosis. This increase was partially offset by lower spending on both Rambazole and Oral Pramiconazole resulting from the completion of the Phase 2b

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studies earlier this year. Research and development expenses for the years ended 2007 and 2006 include stock based compensation expense of $0.7 million and $1.4 million, respectively.

Selling, general and administrative expenses for 2007 totaled $49.6 million, an increase of $13.8 million from $35.8 million in 2006. Selling expenses totaled $15.6 million, up $4.4 million from 2006 due to the expansion of our sales force in the second quarter of 2006 and costs related to third party co-promotion services for Vusion. Brand marketing and other commercial expenses were $22.0 million in 2007, up $9.3 million from 2006, reflecting investment in commercial launches of both Vusion and Xolegel. Corporate expenses totaled $8.1 million, or $0.3 million higher than the same period in 2006. Selling, general and administrative expenses for the years ended 2007 and 2006 include stock based compensation expense of $3.8 million and $3.9 million, respectively.

Net interest income for 2007 totaled $1.9 million, a decrease of $1.1 million from the same period in 2006, as higher average interest rates more than offset the lower average balances for cash and marketable securities. Income tax benefits of $1.1 million and $0.7 million in 2007 and 2006, respectively, represent the net proceeds from the sale of a portion of unused prior years’ New Jersey State net operating loss carryforwards.

The Company reported a net loss for the full year of 2007 of $53.7 million, or $1.74 per share, compared to a net loss of $52.7 million, or $2.06 per share, for the full year of 2006. Included in the net loss for 2007 and 2006 was $4.6 million, or $0.15 per share and $5.3 million, or $0.21 per share, respectively, of stock based compensation expense. Stock based compensation expense was down from 2006 due to an adjustment for forfeitures.

Conference Call & Webcast Information

Barrier’s senior management will host a conference call on February 28, 2008 at 4:30 p.m. ET to provide a company update and discuss the financial results for the quarter. Interested investors can listen to the call live on the investor relations section of the company’s web site located at http://www.barriertherapeutics.com or by dialing 888-680-0894 (U.S.) or 617-213-4860 (International). Conference ID code: 87131116. An audio replay of the call will be available for seven days by dialing 888-286-8010 (U.S.) or 617-801-6888 (International). Replay Passcode: 21386961.

About Barrier Therapeutics

Barrier Therapeutics, Inc. is a pharmaceutical company focused on the development and commercialization of products in the field of dermatology. Barrier Therapeutics currently markets three pharmaceutical products in the United States: Xolegel® (ketoconazole, USP) Gel, 2%, for seborrheic dermatitis; Vusion® (0.25% miconazole nitrate, 15% zinc oxide, 81.35% white petrolatum) Ointment, for diaper dermatitis complicated by documented candidiasis; and Solagé® (mequinol 2.0%, tretinoin 0.01%) Topical Solution, for solar lentigines. Barrier Therapeutics has other product candidates in various stages of clinical development for the treatment of a range of dermatological conditions, including onychomycosis, psoriasis, acne, skin allergies, and acute fungal infections. The company is headquartered in Princeton, New Jersey and has a wholly owned subsidiary in Geel, Belgium. More information about Barrier Therapeutics can be found on its corporate website at: www.barriertherapeutics.com.

Xolegel, Vusion and Solagé are trademarks of Barrier Therapeutics, Inc.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the financial guidance for 2008, the future growth potential for revenues, the expected decline in net losses, Barrier’s expense structure, and the anticipated progress on the clinical pipeline. Forward-looking statements provide Barrier’s current

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expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to the marketplace acceptance of Barrier’s products, Barrier’s ability to execute its commercial and clinical strategy, the decisions of regulatory authorities, the results of clinical trials, and strategic decisions regarding its pipeline, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements, please see the risk factors in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.

In addition, please note that success in clinical trials does not mean that subsequent trials will confirm earlier findings. No assessment of the efficacy or safety of any product candidate can be considered definitive until all clinical trials needed to support a submission for marketing approval are complete.

(Financial Tables to Follow)

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Barrier Therapeutics, Inc.

Consolidated Statements of Operations

(All amounts in thousands, except share and per share amounts)

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
Revenues:
Net product revenues	$9,471	$2,470	$23,519	$5,853
Other revenues	241	599	563	885

Total revenues	9,712	3,069	24,082	6,738
Costs and expenses:
Cost of product revenues	1,466	381	3,192	1,431
Research and development	5,755	9,446	27,900	25,895
Selling, general and administrative	14,146	9,387	49,630	35,795

Total costs and expenses	21,367	19,214	80,722	63,121

Loss from operations	(11,655)	(16,145)	(56,640)	(56,383)
Interest income, net	512	718	1,898	2,954

Net loss before income tax benefit and cumulative effect of change in accounting principle	(11,143)	(15,427)	(54,742)	(53,429)
Income tax benefit	1,050	655	1,050	655
Cumulative effect of change in accounting principle	—	—	—	57

Net loss	$(10,093)	$(14,772)	$(53,692)	$(52,717)

Basic and diluted net loss per share before and after change in accounting principle	$(0.29)	$(0.51)	$(1.74)	$(2.06)
Weighted average shares outstanding — basic and diluted	34,819,525	29,020,433	30,862,594	25,583,259

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Barrier Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	December 31, 2007	December 31, 2006
Assets
Current assets:
Cash, cash equivalents and marketable securities	$48,463	$58,884
Receivables, net	11,792	1,863
Finished goods inventories	793	1,179
Prepaid expenses and other current assets	3,381	1,842

Total current assets	64,429	63,768
Property and equipment, net	659	873
Other assets	2,328	2,564

Total assets	$67,416	$67,205

Liabilities and stockholders’ equity
Current liabilities:
Note payable: current portion	$8,711	$345
Accounts payable and accrued expenses	24,666	12,928
Deferred revenue	—	430
Other current liabilities	17	9

Total current liabilities	33,394	13,712
Notes payable: long-term portion	104	280
Stockholders’ equity	33,918	53,213

Total liabilities and stockholders’ equity	$67,416	$67,205

Certain amounts have been reclassified to conform to the current period